Pall Corporation First Quarter Sales Up 11%

East Hills, NY (December 1, 2004) – Pall Corporation (NYSE: PLL) today reported sales and earnings results for the first quarter ended October 31, 2004.

Sales for the quarter increased 11% to $414.7 million compared to $374.3 million last year. Reported earnings were $21.7 million or 17 cents per share as compared to $24.7 million or 19 cents per share last year. Excluding restructuring and other charges, earnings on a pro forma basis increased 18½% to $26.4 million or 21 cents per share as compared to $22.3 million or 18 cents per share last year. The effect of foreign currency translation added 5% to revenues and increased earnings per share by one cent.

Restructuring and other charges of $5.5 million were recorded in the quarter related to the Company’s ongoing cost reduction and business realignment programs and the write-down of a strategic investment. Starting with quarter one, the BioSciences division results were recorded within the Medical segment. Information for the prior period has been restated accordingly.

Eric Krasnoff, Chairman and CEO, said, “We are pleased with the positive results for the quarter. The 11% top-line increase was accompanied by a decrease in both SG&A and Cost of Sales as a percentage of sales. We see this as further confirmation that our strategic business plans are working.

The results by geography, with sales reported in local currency, are:

Sales in Asia increased 24%, supported by 18% growth in Japan. The Asian growth was led by increases of 30½% in BioPharmaceuticals, 25½% in General Industrial and 27½% in Microelectronics.

Sales in the Western Hemisphere grew 7%, driven by double-digit growth in Microelectronics, BioPharmaceuticals and General Industrial. In Europe, sales declined 2½% primarily due to reduced sales in Aerospace and the sale of our machine tool business.

The results reported in local currency by business are:

Microelectronics, General Industrial and Aerospace combined for an overall Industrial business sales increase of 7%. The Industrial operating profit margin was 10.8% while operating profit dollars were a healthy $26.8 million.

Looking at the Industrial businesses by reporting segment, Microelectronics sales increased 25% compared to last year. Operating profit margins improved to 16.6% from 11.9% last year. New Pall products and increasing sales beyond our core chip manufacturing applications are driving growth.

General Industrial sales grew 8½%. Systems sales were particularly robust. The operating profit margin was 8.3% and operating profit dollars increased by 3% to $13.2 million. Within General Industrial, Water Processing grew 27%. Power Generation’s sales increased 26½% and Fuels and Chemicals grew 19%. Food and Beverage sales were up slightly.

Aerospace sales were down 13½% due to the timing of large projects. Military sales were down 26%. Commercial sales were flat, while orders were up 13½% in the quarter. Aerospace operating margins were 13.1% in the quarter. Our overall outlook for Aerospace remains positive for the year.

Turning now to Life Sciences, sales increased 5% reflecting strong growth in BioPharmaceuticals. Life Sciences operating profit margins increased to 18.5% and operating profit dollars were up 23%. Sales in the BioPharmaceuticals segment increased 12% with particularly strong demand from the biotechnology sector. The BioPharmaceuticals operating profit margin was 23.9% and operating profit dollars were up 11½%.

Within Medical, the blood filtration and hospital product sectors grew 5½%. This gain was offset by the termination of IV filter usage by a major OEM customer due to the reformulation of its injectable drug. In our blood filtration business, eBDS (Bacterial Detection System) sales continue to grow and we are on schedule with our prion removal filter development. Medical operating profit margins improved to 14.5% and operating profit dollars were $13.8 million, up 42%.

Mr. Krasnoff concluded, “During the quarter, we continued the execution of our CoRe (Cost Reduction) programs and they are showing through to the bottom line. Both Cost of Sales and SG&A as a percentage of sales reduced 10 basis points compared to last year. Our balance sheet also remains strong. We are off to a good start.”

Tomorrow, December 2, 2004, at 8:30 am EST, Pall Corporation will host its quarterly earnings conference call. Individuals can access the webcast on the home page of the Company’s website, www.pall.com. Listening to the webcast requires speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.

About Pall Corporation:

Pall Corporation is the global leader in the rapidly growing field of filtration, separations and purification. Pall’s business is organized around two broad markets: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, semiconductor, water purification, aerospace and broad industrial markets. Total revenues are $1.8 billion. The Company headquarters are in East Hills, New York with extensive operations throughout the world. Visit Pall at www.pall.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company expectations and are subject to risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company’s success in enforcing its patents and protecting its proprietary products and manufacturing techniques and its ability to achieve the savings anticipated from its cost reduction initiatives; global and regional economic conditions and legislative, regulatory and political developments; and domestic and international competition in the Company’s global markets. Additional information regarding these and other factors is available on the Web at www.pall.com and is included in the Company’s reports filed with the U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at www.sec.gov.

Management uses certain non-GAAP measurements to assess Pall’s current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing Pall’s financial position and results of operations. Pall has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of on-going operations.

Financial Tables Follow...

PALL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands)

	Oct. 31, 2004	Jul 31, 2004

Assets

Cash and short-term investments	$208,388	$207,277
Accounts receivable, net	440,382	468,905
Inventories, net	338,136	302,861
Other current assets	91,337	90,772

Total current assets	1,078,243	1,069,815

Property, plant and equipment, net	604,670	600,383
Other assets	477,842	470,185

Total assets	$2,160,755	$2,140,383

Liabilities and Stockholders' Equity

Short-term debt	$64,583	$59,482
Accounts payable, income taxes and other current liabilities	352,437	381,034

Total current liabilities	417,020	440,516

Long-term debt	509,673	488,686
Deferred taxes and other non-current liabilities	153,851	156,742

Total liabilities	1,080,544	1,085,944

Stockholders' equity	1,080,211	1,054,439

Total liabilities and stockholders' equity	$2,160,755	$2,140,383

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PALL CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Amounts in thousands, except per share data)

	FIRST QUARTER ENDED

	OCT. 31, 2004		OCT.31, 2003

Net sales	$414,732		$374,286
Cost of sales	214,860		194,221

Gross profit	199,872		180,065

Selling, general and administrative expenses	145,680		131,907
Research and development	13,713		13,708
Restructuring and other
charges, net	5,523	(a)	(3,703	)(b)
Interest expense, net	5,707		5,152

Earnings before
income taxes	29,249		33,001
Provision for
income taxes	7,550		8,333

Net earnings	$21,699		$24,668

Earnings per share:
Basic:	$.17		$0.20

Diluted:	$.17		$0.19

Average number of
shares outstanding:
Basic:	124,172		125,436
Diluted:	125,009		126,507

Net earnings
as reported	$21,699		$24,668
Restructuring and other
charges, net, after
pro forma tax effect	4,728		(2,401)

Pro forma earnings	$26,427		$22,267

Diluted earnings per
share as reported	$0.17		$0.19
Restructuring and
other charges, net	$0.04	(a)	$(0.01	)(b)

Pro forma diluted
earnings per share	$0.21		$0.18

(a)	Restructuring and other charges, net, includes $2,648 (2 cents per share, after pro forma tax effect) primarily comprised of severance costs related to the restructuring of operations into three integrated businesses and $2,875 (2 cents per share, after pro forma tax effect) related to the impairment of a strategic investment.

(b)	Restructuring and other charges, net, reflect an adjustment of $5,289 (2 cents per share, after pro forma tax effect) to decrease a pension liability partially offset by charges of $1,586 (1 cent per share, after pro forma tax effect) primarily related to restructuring of operations in Japan.

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION (Unaudited)
(DOLLAR AMOUNTS IN THOUSANDS)

SALES FIRST QUARTER ENDED:	OCT. 31, 2004	OCT. 31, 2003	% CHANGE		% CHANGE IN LOCAL CURRENCY

MARKET SEGMENT
INFORMATION:

Medical (a)	$95,465	$92,281	3	½	—
BioPharmaceuticals (a)	70,789	60,013	18		12

Total Life Sciences	166,254	152,294	9		5

General Industrial	158,221	138,623	14		8	½
Aerospace	38,837	43,543	(11)		(13	½)
Microelectronics	51,420	39,826	29		25

Total Industrial	248,478	221,992	12		7

Total	$414,732	$374,286	11		6

GEOGRAPHIC INFORMATION: SALES TO UNAFFILIATED CUSTOMERS

Western
Hemisphere	$152,278	$141,987	7	½	7
Europe	169,758	159,723	6	½	(2	½)
Asia	92,696	72,576	27	½	24

Total	$414,732	$374,286	11		6

TOTAL SALES
Western
Hemisphere	$201,879	$182,015
Europe	195,917	182,803
Asia	93,955	73,575
Eliminations	(77,019)	(64,107)

Total	$414,732	$374,286

(a)	Certain prior year amounts have been reclassified to conform to the current year presentation.

OPERATING PROFIT FIRST QUARTER ENDED:	OCT. 31, 2004%		OCT. 31, 2003%

MARKET SEGMENT
INFORMATION:

Medical(a)	$13,795	14.5	$9,726	10.5
BioPharmaceuticals(a)	16,941	23.9	15,227	25.4

Total Life Sciences	30,736	18.5	24,953	16.4

General Industrial	13,192	8.3	12,824	9.3
Aerospace	5,089	13.1	11,372	26.1
Microelectronics	8,514	16.6	4,747	11.9

Total Industrial	26,795	10.8	28,943	13.0

Subtotal	57,531	13.9	53,896	14.4
Restructuring and other charges	(5,523)		3,703
General corporate expenses	(17,052)		(19,446)
Interest expense, net	(5,707)		(5,152)

Earnings before income taxes	$29,249		$33,001

GEOGRAPHIC INFORMATION:

Western Hemisphere	$27,063	13.4	$20,742	11.4
Europe	21,014	10.7	22,773	12.5
Asia	13,311	14.2	10,508	14.3
Eliminations	(3,857)		(127)

Subtotal	57,531	13.9	53,896	14.4
Restructuring and other charges	(5,523)		3,703
General corporate expenses	(17,052)		(19,446)
Interest expense, net	(5,707)		(5,152)

Earnings before income taxes	$29,249		$33,001

(a)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Contact:

Marc Wilson
Pall Corporation
Tel: (516) 801-9800
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